SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 12, 2007

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    |_|   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    |_|   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    |_|   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    |_|   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

As previously disclosed, our Dayton, Ohio subsidiary, Perma-Fix of Dayton, Inc. (“PFD”), had reached an agreement in principle with the United States Department of Justice (Environmental Protection Agency) to settle the government’s claims in the lawsuit styled Barbara Fisher v. Perma-Fix of Dayton, Inc., pending in the U.S. District Court, Southern District of Ohio, whereby the government and the plaintiff both alleged, among other things, certain violations by PFD of state and federal clean air statutes in connection with the operation by PFD of its Dayton, Ohio facility.

On December 12, 2007, PFD and the federal government entered into a Consent Decree formalizing settlement of the government’s portion of the above described lawsuit, which Consent Decree is subject to a 30 day public comment period and the approval of the federal court. Pursuant to the Consent Decree, if approved by the federal court, the settlement with the federal government resolves the government’s claims against PFD and requires PFD to:

•	pay a civil penalty of $360,000; and

•	complete three environmental projects totaling not less than $562,000 to achieve air emission controls that go above and beyond those required by any current environmental regulations.

As we have previously disclosed, we have also reached an agreement in principle to settle the citizen’s suit portion of the above lawsuit, and under this agreement in principle PFD would pay a total of $1,325,000. PFD is in the process of finalizing the settlement of the citizen’s suit portion of the lawsuit. Settlement of the citizen’s suit portion of the lawsuit is subject to, among other things, execution and court approval of a definitive settlement agreement.

As previously disclosed, our insurer has agreed to contribute $500,000 toward the settlement cost of the citizen’s suit portion of the litigation. Discussions with our insurer are ongoing as to whether, and to what extent, any additional contributions may be made by our insurer in connection with the settlements in this lawsuit. We have recorded a total of $1,625,000 of reserves in connection with settlement of this lawsuit in our discontinued operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Dated: December 18, 2007	By:	/s/ Steven Baughman
Steven Baughman
Vice President and
Chief Financial Officer